Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron Inc. Announces the Departure of Richard J. Surratt, Chief Financial Officer,
Effective May 11, 2012
Sean Creamer, Executive Vice President, Chief Operating Officer
to assume responsibilities as interim Chief Financial Officer

COLUMBIA, MD; April 11, 2012 – Arbitron Inc. (NYSE: ARB) announced today that Richard J. Surratt will be leaving the company for personal reasons.

Mr. Surratt will continue as Chief Financial Officer through May 11, 2012 and will remain as an employee of the company through June 8, 2012.

Sean R. Creamer, in addition to his current responsibilities as executive vice president, Chief Operating Officer, will take on the role of interim Chief Financial Officer upon Mr. Surratt’s resignation.

Arbitron has engaged the firm of Crist|Kolder Associates to conduct the search for a new chief financial officer.

“I want to thank Richard for his contributions to Arbitron and wish him well,” said Bill Kerr, President and Chief Executive Officer, Arbitron Inc.

Sean Creamer was executive vice president, Chief Financial Officer of Arbitron from November 2005 through February 2011. He was named executive vice president, Chief Operating Officer in August 2011.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter ™ (PPMTM) and the PPM 360™, new technologies for media and marketing research.

###

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2012 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter™ service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2011 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement